Employment Agreement

This Agreement incorporates the employment arrangement between ILC and you as of the date executed below:

1. Your title, duties and compensation in the subsequent organization shall be described to you prior to the change of ownership. Your compensation and package of benefits as a whole shall be commensurate with your new duties. Your tenure with Sunrise will include the time you have been an employee of ILC as it relates to benefits and any other criteria that utilizes tenure of employment.

2.       If you join the new organization and:

          a) Your title, duties, package of benefits as a whole (other than changes which are applicable to all other employees of Sunrise) or compensation changes significantly subsequent to the merger and during the guarantee period in a manner adverse to you and without your written consent, or

          b) You are terminated for any reason other than gross misconduct, embezzlement, fraud, theft, or being found guilty of a felony, and

          c) You do not resign voluntarily (other than as a result of the circumstances described in 2(a) above),

          you shall receive minimum compensation of $100,000 per year for the unexpired term of this two-year employment compensation guarantee period. The two-year guarantee period shall commence on the first day of your employment with Sunrise.

If your employment ceases during the first year, you shall receive your minimum monthly salary for the remainder of the year and your guaranteed bonus plus your full Guaranteed Minimum Amount for the second year.

If your employment is terminated during the second year, you shall receive your minimum monthly salary for the remainder of the year and your guaranteed bonus.

These amounts shall be paid upon termination of your employment.

Your compensation guarantee is calculated as follows:

         Salary                             $6,250/month
         Bonus                              $25,000/annual

         Total Annual Guaranteed Minimum Amount    $100,000

INTERNATIONAL LEASING CORPORATION         I agree to the above.


Signed:  /s/ Peter J. King                Signed:  /s/ William B. King
Name:    Peter J. King                    Name:    William B. King
Date:    October 14, 1994                 Date:    October 14, 1994